Exhibit 10.4

Execution Copy

OCTOBER 8, 2014

OM GROUP (UK) LIMITED

OM ASSET MANAGEMENT PLC

DEFERRED TAX ASSET DEED

i

This DEFERRED TAX ASSET DEED is made on October 8, 2014

BETWEEN:

(1)                                OM GROUP (UK) LIMITED a company incorporated and registered in England and Wales with company number 3591572 whose registered office is at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG (together with its successors and permitted assigns, “OMGUK”); and

(2)                                OM ASSET MANAGEMENT PLC a company incorporated and registered in England and Wales with company number 09062478 whose registered office is at 5th Floor, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4GG (together with its successors and permitted assigns, “OMAM”).

WHEREAS

(A)                              As at the date of this deed, OMGUK beneficially owns all of the issued share capital of OMAM. Each of OMGUK and OMAM is a party to the Shareholder Agreement.

(B)                              On June 30, 2014, OMAM filed the Registration Statement pursuant to which OMGUK will offer for sale to the public a certain number of its ordinary shares of OMAM.

(C)                              Immediately following the closing of the IPO, the OMAM Subsidiaries expect to have, and to be able to utilise, the Pre-IPO Tax Assets.

(D)                              Utilisation of the Pre-IPO Tax Assets is expected to reduce the OMAM Subsidiaries’ liability for Taxes in respect of Post-IPO Tax Periods.

(E)                               In connection with the IPO and pursuant to the Shareholder Agreement, the parties will enter into this Deed in order to make certain arrangements with respect to the effect of the Pre-IPO Tax Assets on the reported liability for Taxes of the OMAM Subsidiaries in respect of Post-IPO Tax Periods.

(F)                                It is intended that the provisions of this Deed will not result in duplicative payment of any amount (including interest) required under this Deed. It is also intended that the provisions of this Deed provide that an amount equal to 100% of the Realised Tax Benefits for all Subject Taxable Years on or before the Tax Benefit Termination Date shall be paid to OMGUK pursuant to this Deed.

IT IS AGREED as follows:

1.                                      DEFINITIONS

1.1                               As used in this Deed, the terms set forth in this clause 1 shall have the following meanings:

“2019 Termination Date” means 31 December 2019.

“Advisory Firm” means an independent law or accounting firm that is nationally recognised as being expert in Tax matters.

“Adjustment Amount” is defined in clause 4.4.

“Amended Tax Benefit Schedule” is defined in clause 2.5(d).

“Amended Termination Amount” is defined in clause 5.9

“Amended Termination Schedule” is defined in clause 5.8

“Business Day” means any day except (i) a Saturday, (ii) a Sunday, (iii) any day on which the principal office of OMGUK or OMAM is not open for business, and (iv) any other day on which commercial banks in the United Kingdom or New York, USA are authorized or obligated by law or executive order to close.

“Change of Control” means Old Mutual plc ceasing to beneficially own, directly or indirectly, more than 50% of the ordinary share capital of OMAM, the common stock of OMUSH or the assets of OMUSH.

“Change of Control Termination Date” means a Tax Benefit Termination Date within limb (b) of that definition.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Cumulative Actual Tax Liability” means, as of the end of any Subject Taxable Year, the cumulative liability of the relevant OMAM Subsidiary for Taxes in respect of all Post-IPO Tax Periods, subject to any adjustment as contemplated in the definition of Realised Tax Benefit.

“Cumulative Hypothetical Tax Liability” means, as of the end of any Subject Taxable Year, the cumulative liability of the relevant OMAM Subsidiary for Taxes in respect of all Post-IPO Tax Periods, applying the applicable Tax rates for each Tax period, and using the same methods, elections, conventions and similar practices used on the relevant Tax Return of the relevant OMAM Subsidiary for each applicable Tax Period, but assuming that there were no Pre-IPO Tax Assets.

“Deed” means this deferred tax asset deed.

“Deed Termination Date” means the first the date on which all payments due and payable hereunder have been paid and the statute of limitations with respect to all Subject Taxable Years in which Realised Tax Benefits accrued or the amount of the Pre-IPO Tax Assets was relevant, inclusive of tax years subsequent to the Tax Benefit Termination Date, has expired.

“Default Rate” means LIBOR plus 300 basis points.

“Determination” shall have the meaning ascribed to such term in clause 1313(a) of the Code or similar provision of state, local and non-United States Tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax or the amount of the Pre-IPO Tax Assets.  A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Dispute” is defined in clause 11.1.

“Elected Change of Control Termination Date” is defined in clause 5.4.

“Enquiry/Claim” means any audit, enquiry, investigation, assessment, adjustment or claim by any Taxing Authority in relation to, or which may be relevant in any material way to, the determination or calculation of the Pre-IPO Tax Assets or Realised Tax Benefits.

“Expert” is defined in clause 6.1.

“Fund” means any pooled investment vehicle for which any Subsidiary of OMAM, directly or indirectly, provides any investment advisory or sub-advisory services, or serves as the general partner, managing member or in any similar capacity (including any master or feeder fund, parallel fund or other alternate investment vehicle or third party co-investment vehicle).

“Indebtedness” means as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, “breakage costs”, redemption fees, out-of-pocket costs and expenses, penalties and other obligations payable) arising under, any obligations of OMAM consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or extensions of credit, (ii) amounts owing as deferred purchase price for property or services (including obligations under capitalized leases (as determined in accordance with GAAP, applied on a consistent basis) but excluding any trade payables and accrued expenses arising in the ordinary course of business), (iii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time, (iv) obligations for the reimbursement of any obligor on any letter of credit to the extent such letter of credit has been drawn upon, (v) any liabilities associated with derivative or other hedging contracts (valued at the termination cost thereof), and (vi) obligations in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (v) above as of such time.  Notwithstanding the foregoing, “Indebtedness” shall not include (x) any undrawn letters of credit, (y) any Indebtedness among OMAM and its Subsidiaries on the one hand, and OM plc and its Subsidiaries, on the other hand or (z) any inter-company Indebtedness between OMAM and its Subsidiaries.

“IPO” means the initial public offering of ordinary shares of OMAM referred to in Recital (B) of this Deed.

“LCIA Court” is defined in clause 11.2.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, as published by Reuters (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“OMAM Subsidiaries” collectively means OMAM US and its Subsidiaries, and individually means any of OMAM US or any of the Subsidiaries of OMAM US.

“OMAM US” means OMAM US, Inc.

“OMUSH” means Old Mutual (US) Holdings Inc., a company incorporated under the laws of the State of Delaware.

“Payment on Account” is defined in clause 4.2.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or political subdivision thereof.

“Post-IPO Tax Period” shall mean a Taxable Year of the OMAM Subsidiaries beginning on the day immediately following the closing date of the IPO.  In the case of a Straddle Period, the portion of such Taxable Year beginning on the day immediately following the closing date of the IPO shall be deemed to be a Post-IPO Tax Period.

“Pre-IPO Tax Assets” means, in each of cases (i) to (iii) below, with respect to the Pre-IPO Tax Periods, (i) the aggregate interest expense deductions of the OMAM Subsidiaries that have been disallowed pursuant to section 163(j) of the Code; (ii) the aggregate U.S. federal net operating losses and net operating loss carryovers of any of the OMAM Subsidiaries; (iii) the foreign tax credits of the OMAM Subsidiaries relating to Rogge Global Partners plc; and (iv) without duplication, the tax benefits of the book amortization reflected on OMAM’s financial statements for the expense related to share awards for periods ending before or on the closing date of the IPO, with such tax benefits treated as realized upon the vesting of the shares with respect to the grant that gave rise to such amortization.  The share awards and the amortization thereof to the date hereto will be set forth in a letter from OMAM to OMGUK on or about the date hereof         .

“Pre-IPO Tax Period” shall mean a Taxable Year of the OMAM Subsidiaries beginning before the closing date of the IPO.  In the case of a Straddle Period, the portion of such Taxable Year ending on (and including) the closing date of the IPO shall be deemed to be a Pre-IPO Tax Period.

“Realised Tax Benefit” means, as of the end of a Subject Taxable Year with respect to any OMAM Subsidiary, the excess (if any) of (i) the Cumulative Hypothetical Tax Liability (as of such time) over (ii) the sum of (A) the Cumulative Actual Tax Liability (as of such time) and (B) the aggregate amount of payments previously made pursuant to this Deed in respect of the Realised Tax Benefit of such OMAM Subsidiary as of such time, provided that if, as of such time, there is an unresolved claim, proposed adjustment or similar item by a Taxing Authority that, if the Taxing Authority prevailed, would decrease the Realised Tax Benefit or increase the Cumulative Actual Tax Liability, representatives of OMGUK and OMAM shall consult with each other in good faith to determine the appropriate assumptions to use with respect to calculating the Realised Tax Benefit or Cumulative Actual Tax Liability, as applicable, for the relevant affected Subject Taxable Year; provided that, to the extent reasonable and consistent with applicable law, the parties hereto intend that the Realised Tax Benefit and/or Cumulative Actual Tax Liability, as applicable, will generally be calculated in a manner consistent with any previously-filed Tax Returns or with any Tax Returns to be filed in accordance with the provisions of Section 3.2 hereof and, in the event that the parties hereto cannot agree, the Realised Tax Benefit and Cumulative Actual Tax Liability shall be calculated in accordance with such Tax Returns as filed.

“Reconciliation Dispute” has the meaning set forth in clause 6.1.

“Reconciliation Procedures” means those procedures set forth in clause 6.

“Registration Statement” means the registration statement on Form S-1 filed by OMAM with the U.S. Securities and Exchange Commission in connection with the IPO, as such registration statement may be amended from time to time.

“Schedule” means any Tax Benefit Schedule, Amended Tax Benefit Schedule or Termination Schedule.

“Schedule Delivery Date” means, in respect of a Taxable Year of OMAM US and any Subsidiaries of OMAM US, 30 November in the year following the end of such Taxable Year.

“Senior Obligations” is defined in clause 8.1.

“Shareholder Agreement” means the shareholder agreement entered into, or to be entered into, by OMGUK, OMAM and Old Mutual plc in connection with the IPO.

“Straddle Period” means a Subject Taxable Year of the OMAM Subsidiaries in which the closing date of the IPO occurs.

“Subject Taxable Years” means, in relation to the relevant Schedule Delivery Date, the relevant federal Taxable Year of OMAM US and its consolidated Subsidiaries, the relevant state Taxable Year of OMAM US and any Subsidiary with which OMAM US files a consolidated, combined, unitary or other Tax Return, and any federal or state Taxable Year of any non-consolidated OMAM Subsidiary ending within, or with, the consolidated federal Taxable Year of OMAM US.

“Subsidiaries” means with respect to any Person, (i) a corporation of which such Person owns stock that possesses at least 80% of the total voting power of the stock of such corporation, and has a value equal to at least 80% of the total value of the stock of such corporation or (ii) a corporation with which such Person files a combined, consolidated, unitary or similar Tax Return.

“Takeover” means a Change of Control which arises as a result of a single Person acquiring a holding of more than 50% of the ordinary share capital of OMAM.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign tax, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest or penalties related to such tax.

“Tax Benefit Schedule” is defined in clause 2.2.

“Tax Benefit Termination Date” means:

(a)                                 an Elected Change of Control Termination Date; or

(b)                                 if an Elected Change of Control Termination Date has not occurred, the later of:

(i)                                     the 2019 Termination Date; and

(ii)                                  31 December in the calendar year in which a Change of Control first occurs.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a Taxable year of an OMAM Subsidiary as defined in clause 441(b) of the Code or any comparable section of state, local or non-United States Tax law, as applicable (and therefore may include a period of less than 12 months for which a Tax Return is prepared).

“Taxing Authority” means any domestic, non-United States, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“Termination Amount” means an amount equal to the present value, discounted at the Termination Rate, of all amounts that would be required to be paid by OMAM to OMGUK pursuant to clause 4 of this Deed on the dates stipulated in that clause (disregarding the effect of clause 5.1 of this Deed) beginning from the day immediately following the Tax Benefit Termination Date and applying the Valuation Assumptions.

“Termination Adjustment Amount” is defined in clause 5.9.

“Termination Rate” means an interest rate equal to the sum of the following: (i) the five year U.S. Treasury Rate at the applicable Tax Benefit Termination Date; (ii) the swap rate applicable to a counterparty with a credit rating of BBB+ from Standard & Poors (or equivalent rating from an internationally recognized rating agency) swapping 3-month LIBOR at such Tax Benefit Termination Date into a five year fixed rate; and (iii) 55 basis points.

“Termination Schedule” is defined in clause 5.2.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up Payment” is defined in clause 4.3.

“Valuation Assumptions” means the following assumptions:

(a)                                 The taxable income, profits and gains (before deductions for interest expense and net operating losses) of each OMAM Subsidiary (1) for the first Subject Taxable Year after the Tax Benefit Termination Date will equal the average of its taxable income, profits and gains (before deductions for interest expense and net operating losses) in each relevant Subject Taxable Year from the day immediately following the closing date of the IPO to the Tax Benefit Termination Date; and (2) for each Taxable Year subsequent to the Tax Benefit Termination Date shall grow by the compounded annual growth rate of income profits and gains for that OMAM Subsidiary for each of the Subject Taxable years ending between the day immediately following the closing date of the IPO and the Tax Benefit Termination Date over such average each year.

(b)                                 the post-IPO component of interest expense in each Subject Taxable Year after the Tax Benefit Termination Date will equal the average annual post-IPO component of interest expense in each relevant Subject Taxable Year from the day immediately following the closing date of the IPO to the Tax Benefit Termination Date (and will remain constant);

(c)                                  the projected total interest expense for a Subject Taxable Year after the Tax Benefit Termination Date will be based on the average of the following ratio with respect to each Subject Taxable Year prior to the Tax Benefit Termination Date: total interest expense permitted under section 163(j) of the Code to taxable income before taking interest and net operating loss deductions into account.

(d)                                 all Tax laws and Tax rates in force as at the Tax Benefit Termination Date remain in effect, provided that any Tax laws enacted but not yet in force as at the Tax Benefit Termination Date shall be taken into account with effect from the date on which such laws come into force.

1.2                              In this Deed (except where the context otherwise requires).

(a)                                 any reference to a clause is to the relevant clause of this Deed and any reference to a sub-clause is to the relevant sub-clause of the clause in which it appears;

(b)                                 the table of contents, and clause, schedule and paragraph headings are included for convenience only and shall not affect the interpretation of this Deed;

(c)                                  use of the singular includes the plural and vice versa;

(d)                                 use of any gender includes the other genders;

(e)                                  any reference to “Persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)                                   a reference to a “party” is a reference to a party to this Deed and, subject to clause 10, a reference to a “party” includes a reference to that party’s successors in title and permitted transferees (if any);

(g)                                  if a period of time is specified and it dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(h)                                 if a party must do something on a given day, they must do it by 5:00pm on that day (unless this Deed expressly states otherwise).  If they do the thing after 5.00pm on a day they are treated as not having done it until the next day.  A reference to a time of day is a reference to London time;

(i)                                     a reference to “writing” does not include email;

(j)                                    a reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(k)                                 any reference to a statute, statutory provision, subordinate legislation, code or guideline (“legislation”) is a reference to such legislation as amended and in force from time to time and to any legislation which re-enacts, rewrites or consolidates (with or without modification) any such legislation;

(l)                                     a reference to a governmental authority includes any successor to that governmental authority;

(m)                             any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

(n)                                 the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” or any similar word, or followed by the words “including”, “includes”, “include”, “in particular” or any similar words, shall not be given a restricted meaning because they are preceded or followed by more specific words;

(o)                                 any reference to another document or any provisions of that document shall be construed as a reference to it as it is in force for the time being and as amended in accordance with the terms of the document or, as the case may be, with the agreement of the relevant parties or the consent of a specified party;

(p)                                 It is the intention of the parties hereto that every covenant, term and provision of the Deed shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Deed are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Deed.  Accordingly, the parties hereby waive, to the fullest extent permitted by applicable law, the benefit of any applicable law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.

2.                                      DETERMINATION OF REALISED TAX BENEFIT

2.1                               OMAM shall use all reasonable efforts to cause the OMAM Subsidiaries to claim, to the fullest extent permitted by applicable law, the benefit of the Pre-IPO Tax Assets in order to reduce the amount of Taxes that the OMAM Subsidiaries would otherwise be required to pay, and the Pre-IPO Tax Assets shall be utilised in the order and priority set forth in applicable law, but this clause 2.1 shall not require OMAM to cause the OMAM Subsidiaries to utilise the Pre-IPO Tax Assets in priority to any other Tax attributes.

2.2                              Subject to clause 2.3, on each Schedule Delivery Date, OMAM shall provide to OMGUK:

(a)                                 a schedule (a “Tax Benefit Schedule”) in the format set out in Schedule 1 showing in reasonable detail:

(i)                                     the calculation of the Realised Tax Benefit for each OMAM Subsidiary for each relevant Subject Taxable Year;

(ii)                                  the amount of any Payments on Account previously paid in respect of the relevant Subject Taxable Year pursuant to clause 4.2; and

(iii)                               where relevant, any Adjustment Amount; and

(b)                                 all supporting information (including working papers and valuation reports) reasonably necessary to support the calculation of the amounts set forth on the Tax Benefit Schedule.

2.3                               In calculating the Realised Tax Benefit in respect of the Straddle Period:

(a)                                 the relevant Subject Taxable Year shall on a notional basis be split into two periods, one beginning before, and ending immediately on (and including) the closing date of the IPO and the second beginning on the day immediately following the closing date of the IPO;

(b)                                 the Realised Tax Benefit in respect of the relevant Subject Taxable Year will be allocated between the portion of the Straddle Period ending on and including the closing date of the IPO and the portion beginning on the day immediately following the closing date of the IPO on the basis of the number of days in each period, with the Realised Tax Benefit attributable to the latter period being included for the purposes of clause 2.2(a)(i) above; and

(c)                                  the relevant Tax Benefit Schedule should include adequate details of any division process referred to in clause 2.3(b) above.

2.4                               A Tax Benefit Schedule provided in accordance with clause 2.2 shall be amended from time to time by OMAM (such amended Tax Benefit Schedule, an “Amended Tax Benefit Schedule”):

(a)                                 in connection with a Determination affecting such Schedule;

(b)                                 to correct inaccuracies in the Schedule;

(c)                                  to comply with the Expert’s determination under the Reconciliation Procedures or any award under clause 11.2;

(d)                                 to reflect a change (relative to the amounts in the original Tax Benefit Schedule) in the Realised Tax Benefit for a Subject Taxable Year attributable to an amendment to a Tax Return filed for a relevant Subject Taxable Year; or

(e)                                  to take into account the effect of any Determination with respect to an unresolved claim, proposed claim or similar item by a Taxing Authority originally taken into account in computing the Realised Tax Benefit.

2.5                               OMAM shall provide any Amended Tax Benefit Schedule to OMGUK as soon as practicable and in any event within 30 Business Days of the occurrence of an event referred to in clauses (a) to (e) of clause 2.4, and any such Amended Tax Benefit Schedule shall be subject to the approval procedures described in clause 3.3.

2.6                               OMAM shall also amend a Tax Benefit Schedule at the request of OMGUK to reflect any of the events noted in clause 2.4 and in accordance with the procedures set forth in clause 2.5.

3.                                      INFORMATION; FINALIZATION OF SCHEDULES

3.1                               Within 30 Business Days following the closing date of the IPO, and within 30 Business Days following the start of each federal Taxable Year of OMAM US thereafter, OMAM shall provide a schedule to OMGUK describing in reasonable detail: (i) the estimated Realised Tax Benefit of each OMAM Subsidiary in respect of its current Subject Taxable Year; and (ii) the estimated payments to be made by OMAM to OMGUK pursuant to clause 4.2 in respect thereof.

3.2                               The parties shall procure that:

(a)                                 OMAM shall provide to OMGUK drafts of any Tax Returns of the OMAM Subsidiaries (together with any related information) that are relevant to the calculation of Realised Tax Benefit in respect of a Subject Taxable Year for comment at least twenty (20) Business Days before the due date for the filing thereof (taking into account applicable extensions);

(b)                                 OMGUK shall provide comments on such draft Tax Returns relevant to the determination of the Realised Tax Benefit for the relevant Subject Taxable Year within eight (8) Business Days of receiving such draft Tax Returns and related information, if any, from OMAM;

(c)                                  OMAM shall provide to OMGUK a revised draft of the relevant Tax Returns referenced in subclause 3.2(a) (together with any related information) above at least ten (10) Business Days before the due date for filing thereof, and such drafts shall take into account and reflect OMGUK’s reasonable comments in relation to such Tax Returns to the extent relevant to the determination of the Realised Tax Benefit for the relevant Subject Taxable Year;

(d)                                 OMGUK shall provide any final comments in relation to the revised drafts of such Tax Returns and related information (if any) to the extent relevant to the determination of the Realised Tax Benefit for the relevant Subject Taxable Year no later than five (5) days prior to the due date for filing thereof (taking into account applicable extensions); and

(e)                                  OMGUK’s reasonable comments in relation to such revised draft Tax Returns, to the extent relevant to the determination of the Realised Tax Benefit for the relevant Subject Taxable Year shall be taken into account or reflected in the Tax Return as filed by OMAM or the relevant OMAM Subsidiary, as applicable.

3.3                               Whenever OMAM delivers to OMGUK a Schedule pursuant to this Deed or makes a payment based on an estimate of payments due, OMAM shall also:

(a)                                 deliver to OMGUK schedules, valuation reports, if any, and working papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm report, in form and substance reasonably satisfactory to OMGUK, if requested by OMGUK, related to such Schedule (the cost and expense of which shall be borne equally by OMGUK and OMAM); and

(b)                                 allow OMGUK reasonable access to the appropriate representatives at each relevant OMAM Subsidiary and at the Advisory Firm in connection with a review of such Schedule. OMGUK will have 15 Business Days after receiving the relevant Schedule to provide OMAM with a notice of objection in relation to such Schedule made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within 30 Business Days of receipt by OMAM of such notice then the Reconciliation Procedures shall be applied.

(c)                                  In connection with a payment based on an estimate, OMAM shall deliver to OMGUK reasonable details, including working papers, related to the calculation of the estimate and reasonable access to the appropriate representatives at OMAM and at each OMAM Subsidiary that prepared the estimate.

3.4                               In addition to the obligations in clauses 3.1, 3.2, and 3.3 OMAM will, and will procure that the other OMAM Subsidiaries will, on an ongoing basis, promptly provide OMGUK with all information it reasonably requests which may be materially relevant to calculating the amount and utilisation of the Pre-IPO Tax Assets.

3.5                               For the avoidance of doubt, the policies and procedures adopted by the board of directors of OMAM shall apply to the activities of OMAM and the OMAM Subsidiaries hereunder until the Majority Holder Date (as defined in the Shareholder Agreement).

4.                                      PAYMENTS

4.1                               Subject to clauses 4.2 and 4.3, OMAM shall for no consideration annually pay OMGUK amounts equal to the amount of Realised Tax Benefits in respect of each Subject Taxable Year as calculated under this Deed.  The Realised Tax Benefits shall be identified in a Tax Benefit Schedule or Amended Tax Benefit Schedule within 10 Business Days of the date upon which the relevant Tax Benefit Schedule or Amended Tax Benefit Schedule (as applicable) becomes final as regards the Realised Tax Benefit in question in accordance with clauses 3.3 and 6.

4.2                               OMAM will make installment payments (each a “Payment on Account”) of the anticipated Realised Tax Benefit in respect of each relevant Subject Taxable Year to OMGUK on 15 March, 15 June, 15 September and 15 December in that Subject Taxable Year.  The first such payment shall be made on the later of December 15, 2014 and 30 calendar days following the closing of the IPO, in respect of the Subject Taxable Year that includes the first Post-IPO Tax Period.  Each such Payment on Account will be equal to the estimated accrued amount of the Realised Tax Benefits in respect of the Subject Taxable Year as to which the next Schedule Delivery Date relates as at those dates, such estimation being based on the most recent forecast for that Subject Taxable Year.

4.3                               To the extent the payment required under clause 4.1 has not yet been made in respect of any relevant Subject Taxable Year, as of November 30, 2015, and each November 30 thereafter, OMAM, utilizing such information as it reasonably possesses as of such date (including the amounts set forth on the Tax Return for the immediately preceding Subject Taxable Year, if such Tax Return has been filed or substantially prepared as of such date), shall make a payment to OMGUK equal to the excess of the Realised Tax Benefit in respect of the immediately preceding Subject Taxable Year over the aggregate of the payments previously made under clause 4.2 in respect of such Subject Taxable Year (the “True-Up Payment”).  Any such True-Up Payment shall be treated as reducing OMAM’s liability to make payment to OMGUK under clause 4.1 above to the extent that such payment relates to the Realised Tax Benefits identified in the relevant Schedule.

4.4                               Subject to clause 4.6 and 4.7, if:

(a)                                 a Tax Benefit Schedule indicates that the cumulative Payments on Account made pursuant to clause 4.2 and True-Up Payments made pursuant to clause 4.3 (if any) in relation to the relevant Subject Taxable Years exceed (or are less than) the Realised Tax Benefits in relation to the Subject Taxable Years; or

(b)                                 an Amended Tax Benefit Schedule indicates that any amounts paid to OMGUK pursuant to clause 4.1 above were in excess of (or were less than) the Realised Tax Benefits for the relevant Subject Taxable Years, the amount of the difference (the “Adjustment Amount”) shall be itemised in the relevant Schedule and set off against and reduce, or serve as an additional amount, and increase, any future payments that would otherwise be due to be paid by OMAM to OMGUK under this Deed until the Adjustment Amount has been exhausted through set-off or application in this manner.

4.5                               If OMAM reasonably expects that a reduction of the next following payment due from it to OMGUK pursuant to clause 4.1, 4.2 or 4.3 of this Deed will not be sufficient to exhaust any Adjustment Amount in the manner referred to in clause 4.4, and if an OMAM Subsidiary has a liability to make a payment of Tax to a relevant Taxing Authority as a result of a Determination that a Pre-IPO Tax Asset is unavailable (or available in a reduced amount), then, subject to the immediately following sentence, OMGUK will repay to OMAM the amount of the excess Adjustment Amount up to the amount of the relevant liability to Tax no later than 10 Business Days before the date on which the relevant OMAM Subsidiary must account for the tax to the relevant Taxing Authority.  In no event shall OMGUK be required pursuant to this clause 4.5 to pay to OMAM an amount in excess of the net cumulative payments it had received pursuant to clause 4 prior to the date such payment is requested; any amount requested in excess of the limitation in the immediately preceding clause shall instead constitute an Adjustment Amount and will be credited against future payments to OMGUK in the manner set forth in clause 4.4.

4.6                               If OMAM reasonably expects that a reduction of all future payments due from OMAM to OMGUK pursuant to this Deed will be insufficient to exhaust any Adjustment Amounts, a refund of the shortfall will then be made by OMGUK to OMAM within 10 Business Days of the parties agreeing in writing that this expectation is reasonable and that the terms of this clause shall operate; provided that in no event shall OMGUK be required pursuant to this clause 4.6 to pay to OMAM an amount in excess of the cumulative payments it had received pursuant to this clause 4 prior to the date such payment is requested;

4.7                               Each payment made pursuant to this Deed shall be made by wire transfer of immediately available funds to a bank account of OMGUK or OMAM (as applicable) previously designated by the relevant party.

5.                                      TERMINATION

5.1                               OMAM will not be required to make any payment to OMGUK pursuant to clause 4.1 of this Deed in respect of any Realised Tax Benefits accruing or arising after the Tax Benefit Termination Date.

5.2                               In the event that the Tax Benefit Termination Date referred to in clause 5.1 above is the 2019 Termination Date, OMAM shall pay OMGUK an amount equal to a reasonable estimate of the Termination Amount as at the 2019 Termination Date within 30 Business Days following that date.

5.3                               In the event of a Change of Control which occurs after the 2019 Termination Date:

(a)                                 if the Change of Control is the result of a Takeover, OMAM shall pay OMGUK on the date of the Change of Control an amount equal to the aggregate of:

(i)                                   a reasonable estimate of all Payments due under clause 4 of this Deed in respect of the Subject Taxable Year in which the Change of Control occurs (or which would have been due but for this clause 5); and

(ii)                                a reasonable estimate of the Termination Amount as calculated from the Change of Control Termination Date; and

(b)                                 if the Change of Control does not result from a Takeover, OMAM shall pay OMGUK within 30 Business Days following the date of the Change of Control an amount equal to the aggregate of:

(i)                                   a reasonable estimate of all Payments due under clause 4 of this Deed in respect of the Subject Taxable Year in which the Change of Control occurs (or which would have been due but for this clause 5); and

(ii)                                a reasonable estimate of the Termination Amount as calculated from the Change of Control Termination Date.

5.4                               In the event that a Change of Control is the result of a Takeover which occurs prior to the 2019 Termination Date, OMGUK may elect, at its sole discretion and by written notice to OMAM, to treat 31 December of the year in which the Change of Control occurs as a Change of Control Termination Date (an “Elected Change of Control Termination Date”), in which case OMAM shall pay OMGUK on the date of the Change of Control an amount equal to the aggregate of:

(a)                                 a reasonable estimate of all Payments due under clause 4 of this Deed in respect of the Subject Taxable Year in which the Change of Control occurs (or which would have been due but for this clause 5); and

(b)                                 a reasonable estimate of the Termination Amount as calculated from the Change of Control Termination Date.

5.5                               On the Schedule Delivery Date next following the Tax Benefit Termination Date:

(a)                                 OMAM will provide a Tax Benefit Schedule in respect of the relevant Subject Taxable Years to OMGUK in accordance with the normal procedures set out in clause 2.2; and

(b)                                 OMAM will provide a schedule to OMGUK showing in reasonable detail the calculation of the Termination Amount (the “Termination Schedule”) in the format set out in Schedule 2.

5.6                               If the Termination Amount exceeds the estimated Termination Amount determined in accordance with clauses 5.2, 5.3 or 5.4 above, OMAM shall pay OMGUK an amount equal to the excess within 10 Business Days of the date upon which the Termination Schedule becomes final in accordance with clauses 3.3 and 6.

5.7                               If the Termination Amount is less than the estimated Termination Amount determined in accordance with clauses 5.2, 5.3 or 5.4 above, OMGUK shall pay OMAM an amount equal to the difference within 10 Business Days of the date upon which the Termination Schedule becomes final in accordance with clauses 3.3 and 6.

5.8                               A Termination Schedule provided in accordance with clause 5.5 may be amended from time to time by OMAM (such amended schedule, an “Amended Termination Schedule”):

(a)                                 to correct inaccuracies in the Amended Termination Schedule;

(b)                                 to comply with the Expert’s determination under the Reconciliation Procedures or any award under clause 11.2;

(c)                                  to reflect an increase or decrease in the rate of tax that was used to initially calculate the Termination Amount, subject to the provisions of clause 5.12 and 5.13 below; or

(d)                                 to take into account the effect of any Determination by a Taxing Authority affecting the computation of the Termination Amount, subject to the provisions of clause 5.13 below.

5.9                               OMAM shall provide an Amended Termination Schedule to OMGUK as soon as practicable and in any event within thirty (30) Business Days of the occurrence of an event referred to in clauses (a) through (d) of clause 5.8, and such Amended Termination Schedule shall be subject to the approval procedures described in clause 3.3.

5.10                        OMAM shall also amend a Termination Schedule at the request of OMGUK to reflect any of the events noted in clause 5.8 and in accordance with the procedures set forth in clause 5.9.

5.11                        Subject to clause 5.13, if:

(a)                                 an Amended Termination Schedule indicates that the aggregate amounts paid to OMGUK pursuant to clauses 5.2 through 5.7 above were in excess of (or were less than) the Termination Amount as reflected on the Amended Termination Schedule(the “Amended Termination Amount”), then

(b)                                 the amount of the difference (the “Termination Adjustment Amount”) shall be paid by OMGUK to OMAM, or by OMAM to OMGUK, as applicable, within 10 Business Days of the date upon which the Amended Termination Schedule becomes final in accordance with clauses 3.3 and 6.

5.12                        In the case of an increase or decrease in the rate of tax from the rate that was used pursuant to the Valuation Assumptions to initially calculate the Termination Amount, the Amended Termination Amount shall be calculated by amending the Valuation Assumptions to apply the increased or decreased tax rate from and after the date at which such increased or decreased tax rate came into effect.

5.13                        Notwithstanding anything to the contrary, in no event shall OMGUK be required to repay to OMAM an amount pursuant to clause 5.11 in excess of the aggregate Termination Amounts paid to OMGUK by OMAM under this Agreement.

5.14                        The parties shall have no further obligations or rights under this Deed after the Deed Termination Date, without prejudice to any obligations or rights which have accrued to either party at this date save that clause 13 together with those other clauses, the survival of which is necessary for the interpretation or enforcement of this Deed, shall continue to have effect after the Deed Termination Date.

5.15                        If the IPO has not closed before November 30, 2014, the provisions of this Deed shall terminate on that date and the parties shall have no further obligations or rights under this Deed from (and including) such date, save that clause 13, together with those other clauses, the survival of which is necessary for the interpretation or enforcement of this Deed, shall continue to have effect.

6.                                      RECONCILIATION

6.1                               If OMAM and OMGUK are unable to resolve a disagreement with respect to the matters governed by clause 3.3 within the relevant period designated in this Deed (such disagreement, a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to an expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be, or shall be a partner in, a major United States accounting firm or a law firm (other than the Advisory Firm, if one has been selected prior to the selection of the Expert), and the Expert shall not, and/or the firm that employs the Expert shall not, have any material relationship with either OMAM or OMGUK or other actual or potential conflict of interest.

6.2                               If the parties are unable to agree on an Expert within 15 Business Days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to: (i) the Termination Schedule or an amendment thereto within 30 Business Days; and (ii) a Tax Benefit Schedule or an Amended Tax Benefit Schedule within 15 Business Days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.

6.3                               If the reconciliation provisions contemplated by this clause 6 are utilised, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favour of OMAM, OMGUK shall pay all of the fees of the Expert, or if the items in dispute are resolved 50% in favour of OMAM and 50% in favour of OMGUK, each of OMAM and OMGUK shall pay 50% of the fees of the

Expert. Any Dispute as to whether a Dispute is a Reconciliation Dispute within the meaning of this clause 6.1 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this clause 6 shall be binding on OMAM and OMGUK and may be entered and enforced in any court having jurisdiction.

7.                                      CONDUCT OF AN ENQUIRY/CLAIM

7.1                               If OMAM becomes aware of an Enquiry/Claim, OMAM will:

(a)                                 provide written notice to OMGUK of the Enquiry/Claim as soon as practicable and, in any event, within 14 Business Days of the relevant entity becoming so aware;

(b)                                 procure that any relevant OMAM Subsidiary will give OMGUK information and access to personnel, documents and records (and its representatives) as OMGUK may reasonably request in relation to the Enquiry/Claim;

(c)                                  insofar as an Enquiry/Claim relates to a matter that would affect the amount of Realised Tax Benefits paid, or payable, under this Deed, procure that the relevant OMAM Subsidiary will take such action as OMGUK shall reasonably request to avoid, dispute, resist, appeal, compromise or defend such portion of the Enquiry/Claim; and

(d)                                 procure that OMGUK is kept fully informed of any actual or proposed developments, and is provided with copies of all material correspondence with any Taxing Authority, in relation to the Enquiry/Claim and is given the opportunity to comment on such developments or documents.

7.2                               OMAM will not, and will procure that any relevant OMAM Subsidiaries will not, make any admission of liability in respect of, or any agreement to settle or compromise, the Enquiry/Claim without the prior written consent of OMGUK, such consent not to be unreasonably withheld or delayed, provided that it shall not be unreasonable for OMGUK to withhold its consent if, in the written opinion of a Tax professional of appropriate relevant experience appointed by agreement between OMGUK and OMAM, the relevant OMAM Subsidiary has a reasonable prospect of successfully defending the Enquiry/Claim or settling or compromising the Enquiry/Claim in a lower amount.

7.3                               If OMGUK does not request OMAM to take any action within 20 Business Days of receiving a notice referred to in clause 7.1(a), OMAM shall be free to conduct, satisfy or settle the Enquiry/Claim (or procure that the Enquiry/Claim is conducted, satisfied or settled) on such terms as it sees fit.

7.4                               OMGUK shall indemnify OMAM and any relevant OMAM Subsidiary to their reasonable satisfaction for all reasonable out of pocket legal and other professional costs and expenses that are or may be incurred in connection with actions taken pursuant to clause 7.1(b), (c), or (d).

7.5                               If an Enquiry/Claim relates to a Pre-IPO Tax Period and a Post-IPO Tax Period, or includes any matter which does not affect the amount of Realised Tax Benefits paid, or payable, under this Deed, the costs, expenses and fees (other than taxes) relating solely to the conduct of the Enquiry/Claim shall be shared by OMAM and OMGUK by reference to their respective economic interests in the Enquiry/Claim or in such other way as may be agreed between them.

8.                                      LATE PAYMENTS

8.1                               The amount of all or any portion of any payment not made to OMGUK or OMAM when due under the terms of this Deed shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable.

9.                                      NOTICES

9.1                               Any notice, request, consent and other communication given or made to any party under this Deed shall be in writing and may be served by hand delivering it or sending it by prepaid first class recorded delivery (including without limitation special delivery) or first class registered post or fax to the address and for the attention of the relevant party set out in clause 9.2 (or as otherwise notified by that party under this clause).  Any notice shall be deemed to have been received:

(a)                                 if hand delivered or sent by prepaid first class recorded or registered post or prepaid international recorded airmail, at the time of delivery; and

(b)                                 if sent by first class post (other than by prepaid recorded or registered post), two days from the date of posting; and

(c)                                  in the case of fax, at the time of transmission,

provided that if deemed receipt occurs before 9.00a.m. on a Business Day the notice shall be deemed to have been received at 9.00a.m. on that day, and if deemed receipt occurs after 5.00p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00a.m. on the next Business Day.

9.2                               The addresses and fax numbers of the parties for the purposes of clause 9.1 are:

If to OMAM, to:

c/o Old Mutual (US) Holdings Inc.

200 Clarendon Street, 53rd Floor

Boston, MA 02116

Attention: Stephen H. Belgrad, CFO

Phone No: 617-369-7371

Email: Sbelgrad@oldmutualus.com

with a copy to:

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

(T) (212) 705-7000

(F) (212) 752-5378

Attention: Floyd I. Wittlin, Esq.

Email: Floyd.wittlin@bingham.com

if to OMGUK, to:

Old Mutual  Plc

5th Floor, Millennium Bridge House

2 Lambeth Hill

London EC4V 4GG, United Kingdom

Attention: Group Company Secretary

Phone No: +44 (0) 20 7002 7109

Email: martin.murray@omg.co.uk

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Ralph Arditi

Phone No: 212-735-3860

Email: ralph.arditi@skadden.com

or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party.  Any change to the place of service shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

9.3                               Notice given under this Deed shall not be validly served if sent by email but a copy of all notices given under this Deed must also be sent via email by the relevant party to their usual, or the most appropriate, contact at the other party at the time at which they are sent by the formal method.

10.                               ASSIGNMENT; AMENDMENTS; WAIVERS; AND SUCCESSORS

10.1                        Neither this Deed nor any of the rights, interests or obligations of any party under this Deed may be assigned by such party without the prior written consent of the other party, except that OMGUK may assign this Deed or its rights and interests under this Deed to OM plc or any OMAM Subsidiary.

10.2                        No amendment, modification, supplement or variation of this Deed (or any document entered into pursuant to or in connection with this Deed) shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Deed. For the avoidance of doubt, no amendment, modification, supplement or variation of this Deed shall be valid if made by e-mail.  Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

10.3                        All of the terms and provisions of this Deed shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns.  OMAM shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of OMAM, by written agreement, expressly to assume and agree to perform this Deed in the same manner and to the same extent that OMAM would be required to perform if no such succession had taken place.

11.                               ARBITRATION

11.1                        [Reserved]

11.2                        Arbitration

Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (such court, the “LCIA Court”) which are deemed to be incorporated by reference into this clause, save as modified herein:

(i)                                     The seat of arbitration shall be London, England.

(ii)                                  There shall be three arbitrators, one nominated by the claimant and one nominated by the respondent within fifteen (15) days of respondent’s receipt of the claimant’s request for arbitration. If any party has not appointed its arbitrator within the 15-day period specified herein, such appointment shall be made by the LCIA Court upon the written request of a party within 15 days of such request. The LCIA Court shall appoint the chairman within 15 days of the nomination of the other two members of the tribunal. The hearing shall be held no later than one-hundred-and-twenty days following the appointment of the third arbitrator.

(iii)                               In terms of procedure, the parties agree that:

(A)                               The Request shall be treated as the Claimant(s)’ Statement of Case.

(B)                               The Statement of Defence shall be sent to the Registrar within 15 days of receipt of notice of appointment of the third arbitrator.

(C)                               A case management hearing shall take place within 10 days of receipt of the Statement of Defence to determine the procedure leading up to the hearing.  The parties shall seek to agree to the procedure between them, consistent with the provisions of this clause 11.2.

(D)                               The Statement of Reply (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Defence.

(E)                                The Statement of Reply to Counterclaim (if any) shall be sent to the Registrar within 15 days of receipt of the Statement of Reply.

(F)                                 The arbitral tribunal shall exercise its power to order the parties to supply copies of any documents in their possession, custody or power that are relevant to the subject matter of the dispute taking into account the parties’ desire that the arbitration be conducted expeditiously and cost effectively. All disclosure of documents shall be completed within sixty (60) days of the appointment of the third arbitrator.

(G)                               The parties agree that they shall have the right to be heard orally on the merits of the dispute.

(iv)                              By agreeing to arbitration, the parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the parties hereby submit to the non-exclusive jurisdiction of the English Courts. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the English Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(v)                                 The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the parties regarding any claims or counterclaims presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

(vi)                              The parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying party shall be liable for all costs and expenses (including attorney fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(vii)                           The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing parties’ actual damages.

(viii)                        All notices by one party to another in connection with the arbitration shall be in accordance with the provisions of clause 9 hereof, except that all notices for a demand for arbitration made pursuant to this clause 11.2(viii) must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each party. This Deed and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

11.3                        Confidentiality

Except to the extent necessary to compel arbitration or in connection with arbitration of any dispute under this Deed, or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to this clause 11, (ii) any documentary or other evidence given by a Party or a witness in the arbitration, or (iii) the arbitration award, may not be disclosed by the tribunal administrator, the arbitrators, any Party or its counsel to any Person not connected with the proceeding unless required by law or by a court or competent regulatory body, and then only to the extent of disclosing what is legally required. A Party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document and provide notice thereof to the non-disclosing Party.

11.4                        Conduct during Dispute Resolution

The Parties shall continue the performance of their respective obligations under this Deed that are not the subject of dispute during the resolution of any dispute or agreement, including during any period of arbitration, unless and until this Deed is terminated or expires in accordance with its terms and conditions.

12.                               WITHHOLDING

Either party shall be entitled to deduct and withhold from any payment payable pursuant to this Deed such amounts as that party is required by law to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the relevant party, such withheld amounts shall be treated for all purposes of this Deed as having been paid to the other party.

13.                               CONFIDENTIALITY

Each party undertakes that hereafter it will treat all information provided to it by any other party with the same degree of care as such party treats its own information of the same nature; provided that each party hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Deed for the relevant party, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

14.                               NO JOINT VENTURE

Nothing in this Deed is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

15.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, including electronic counterparts, and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The Deed is not effective until each party has executed at least one counterpart.

16.                               ENTIRE DEED; NO THIRD-PARTY BENEFICIARIES.

16.1                        This Deed, including any schedules hereto constitutes the entire agreement and understanding of the parties relating to the subject matter of this Deed and supersedes any previous agreement or understanding between the parties in relation to such subject matter.  Each of the parties acknowledges and agrees that in entering into this Deed, it has not relied on any statement, representation, warranty, understanding, undertaking, promise or assurance of any person (whether party to this Deed or not) which is not expressly set out in this Deed

16.2                        The parties acknowledge that they have been independently advised and, having regard to the circumstances and to the other provisions of this Deed, they consider this clause 16 to be fair and reasonable.

16.3                        Nothing in this Deed, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.  A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third parties) Act 1999 to rely upon or enforce any term of this Deed. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

17.                      GOVERNING LAW

The validity, construction and performance of this Deed (and any claim, dispute or matter arising under or in connection with it or its enforceability) and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the law of England and Wales.

18.                               SEVERANCE

18.1                        If any provision of this Deed shall be found to be invalid or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Deed which shall remain in full force and effect.

18.2                        If any provision of this Deed is so found to be invalid, illegal or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such deletion(s) as may be necessary to make it valid.

18.3                        The parties shall, in the circumstances referred to in clause 18.1, and if clause 18.2 does not apply, use good faith, commercially reasonable endeavours to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by the invalid, illegal or unenforceable provision.

19.                               REMEDIES.

19.1                        The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Deed is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, and notwithstanding the provisions of clause 8.2, an aggrieved Party under this Deed is entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Deed shall diminish the availability of specific performance of the obligations under this Deed or any other injunctive relief.

19.2                        Such remedies, and any and all other remedies provided for in this Deed, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

20.                               FURTHER ASSURANCES

Each party shall, on being required to do so by any other party, perform or procure the performance of all such acts and/or execute and/or deliver or procure the execution and/or delivery of all such documents (in each case at its own expense), as may be required by law or as any other party may from time to time reasonably require in order to implement and give full effect to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, this document has been executed as a Deed and is delivered and takes effect on the date first written above.

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM ASSET MANAGEMENT PLC	)
acting by its authorised signatory	)	/s/ Julian Roberts	(authorised signatory)

In the presence of:	)

Signature of witness:	/s/ Vance Chapman

Name of witness (print) :	Vance Chapman

Witness Address:	41 Lothbury

London EC2R 7HF

EXECUTED AND DELIVERED	)
AS A DEED by	)
OM GROUP (UK) LIMITED	)
acting by its authorised signatory	)	/s/ Martin C. Murray	(authorised signatory)

In the presence of:	)

Signature of witness:	/s/ Sophie Donnithorne-Tait

Name of witness (print) :	Sophie Donnithorne-Tait

Witness Address:	41 Lothbury

London EC2R 7HF

Schedule 1

Form of Tax Benefit Schedule

Schedule 2

Form of Termination Schedule